Exhibit 99.1


               Contango Elects to Convert Its Series C Preferred
           Stock and Promotes Lesia Bautina to Senior Vice President


    HOUSTON--(BUSINESS WIRE)--July 14, 2005--Contango Oil & Gas Company (AMEX:MCF) announced today that it has given notice to the holders of its Series C preferred stock that the Company has elected to convert all of the outstanding shares of Series C preferred stock to shares of common stock. Pursuant to the terms of the Series C preferred stock, the Company has set July 19, 2005 as the mandatory conversion date. The outstanding shares of the Series C preferred stock have a face value of $7 million, currently pay a 6.0% annual dividend and are convertible into 1,166,662 shares of Contango common stock. The shares of common stock issued upon conversion of the Series C preferred stock are registered for resale with the Securities and Exchange Commission.
    Contango also announced today that Lesia Bautina has been promoted to Senior Vice President. Ms. Bautina will continue to report to Kenneth R. Peak, Chairman and CEO. Ms. Bautina joined Contango Oil & Gas Company in 2001 as Controller and was appointed Vice President and Controller in August 2002. Ms. Bautina is a Certified Public Accountant and member of the Petroleum Accounting Society of Houston.
    Kenneth R. Peak, Chairman and Chief Executive Officer, said, "Lesia has played a major role in our success and this promotion is well deserved."
    Contango is a Houston-based, independent natural gas and oil company. The Company explores, develops, produces and acquires natural gas and oil properties primarily onshore in the Gulf Coast and offshore in the Gulf of Mexico. Contango also owns a 10% partnership interest in Freeport LNG Development L.P., and a 32% interest in Contango Capital Partnership Management, LLC, and 25% interest in the Contango Capital Partners Fund, L.P., which were formed to invest in the alternative energy venture capital market with a focus on environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.
    This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.


    CONTACT: Contango Oil & Gas Company, Houston
             Kenneth R. Peak, 713-960-1901
             www.contango.com